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                                                                    EXHIBIT 12.1

Audio Communications Network, Inc and Muzak Holdings LLC
Ratio of Earnings to Fixed Charges
(dollars in thousands)
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
====================================================================================================================================
                                         Audio Communications Network, Inc. (Predecessor)                 Muzak Holdings LLC
                                 ----------------------------------------------------------------  ---------------------------------
                                    Period from                                     Period from       Period from     For the three
                                    July 6, 1998    Year Ended December 31, 1998  January 1, 1998   October 7, 1998       Months
                                      through       ----------------------------     through            through           Ended
                                 December 31, 1998       1996        1997         October 6, 1998  December 31, 1998  March 31, 1999
                                 -----------------      ------      -------       ---------------  -----------------  --------------
Earnings to fixed charges
  calculation:
  ------------

Fixed charges calculation:
--------------------------
  Interest expense, including
    amortization of deferred
    financing fees                    $  566            $1,926      $ 2,669           $ 2,520           $   888            $2,332
  1/3 of rent expense                     40               140          244                75                31                60
                                      ------            ------      -------           -------           -------            ------
        Total fixed charges           $  606            $2,066      $ 2,913           $ 2,595           $   919            $2,392
                                      ======            ======      =======           =======           =======            ======

Earnings calculation:
---------------------
  Net loss (income)                   $ (850)           $ (545)     $(1,403)          $(3,428)          $(1,002)           $  (89)
  Add:
  ----
    Fixed charges                        606             2,066        2,913             2,595               919             2,392

  Less:
  -----
    Extraordinary gain on
      extinguishment of debt             -                 -            -                 -                 -                (727)
                                      ------            ------      -------           -------           -------            ------
        Total earnings:               $ (244)           $1,521      $ 1,510           $  (833)          $   (83)           $1,576
                                      ======            ======      =======           =======           =======            ======

  Ratio of earnings to fixed
    charges:                           (0.40)x            0.74         0.52             (0.32)x           (0.09)x            0.66x
                                      ------            ------      -------           -------           -------            ------

  Amount of earnings inadequate
    to cover fixed charges:           $  850            $  545      $ 1,403           $ 3,428           $ 1,002            $  816
                                      ------            ------      -------           -------           -------            ------
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